EXHIBIT 8.1

June 21, 2006

Boston Properties, Inc.

111 Huntington Avenue

Suite 300

Boston, MA 02129

Re:	Certain Tax Matters

Ladies and Gentlemen:

This opinion is furnished in connection with the the preparation and filing by Boston Properties, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the “Registration Statement”), relating to 40,120 shares of Common Stock (as such term is defined in the Registration Statement).

In rendering the following opinions, we have examined the Amended and Restated Certificate of Incorporation and Bylaws of the Company, the Registration Statement, the Amended and Restated Limited Partnership Agreement of Boston Properties Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein. We have relied upon representations and covenants of duly appointed officers of the Company and the Operating Partnership (including without limitation, representations and covenants contained in a letter dated as of this date (the “Officer’s Certificate”)), principally relating to the Company’s organization and operations. We assume that each such representation is and will be true, correct and complete and that all representations that speak in the future, or to the intention, or to the best of the belief and knowledge of any person(s) or party(ies) are and will be true, correct and complete as if made without such qualification. We assume that the Company will be operated in accordance with the applicable laws and the terms and conditions of applicable documents. In addition, we have relied upon certain additional facts and assumptions described below.

In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We have further assumed that during its short 1997 taxable year ending December 31, 1997 and subsequent taxable years, the Company has operated and will operate in such a manner that has made and will make the representations and covenants contained in the Officer’s Certificate true, complete and correct for all such years, and that the Company and its subsidiaries will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a real estate investment trust for any taxable year. For purposes of our opinion, we have made no independent investigation or verification of the facts contained in the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, or the Registration Statement.

The discussion and conclusion set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretation thereof, in each case as currently exist and all of which are subject to change, and the opinions below are rendered as of the date hereof, and we disclaim any

Boston Properties, Inc.

June 21, 2006

obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future. Based on the documents and assumptions set forth above and the representations set forth in the Officer’s Certificate, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary for a corporation to qualify as a real estate investment trust, we are of the opinion that:

(1) Commencing with the Company’s initial taxable year ended December 31, 1997 and through the date hereof, the Company has been and is organized in conformity with the requirements for qualification as a “real estate investment trust” under the Code, and its method of operation has enabled and will enable it to meet the requirements for qualification as a “real estate investment trust” under the Code, provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, record keeping and other requirements of the Code necessary for such qualification, and

(2) The statements in the Registration Statement under the caption “United States Federal Income Tax Consequences” to the extent that such statements constitute matters of law or legal conclusions, have been reviewed by us and are correct in all material respects, and our opinion set forth under “United States Federal Income Tax Consequences” is confirmed.

The ability of the Company to continue to meet the requirements for qualification and taxation as a real estate investment trust will be dependent upon the Company’s ability to continue to meet in each year the applicable asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary for a corporation to qualify as a real estate investment trust. We will not verify compliance with all of those requirements, and it is possible that the Company’s actual results may not in fact satisfy such requirements.

The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinion is rendered with respect to other federal tax matters or to any issues arising out of the tax laws of any state or locality. We express no opinion with respect to the transactions described herein other than those expressly set forth herein. You should recognize that our opinion is not binding on the Internal Revenue Service and that the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there is no guarantee that this will be the case. Except as specifically discussed above, the opinion expressed herein is based upon the laws that currently exist. Consequently, future changes in the law may cause the federal income tax treatment of the transactions herein to be materially and adversely different from that described above. This opinion may be relied on solely by you in connection with the filing of the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent. This opinion speaks only as of the date hereof, and we undertake no obligation to update this opinion or to notify any person of any changes in facts, circumstances or applicable law (including without limitations our subsequent discovery of any facts that are inconsistent with the Tax Certificates).

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP